Exhibit 99.1

Soligenix Reports First Quarter 2012 Financial Results
 and Highlights Recent Accomplishments

Current Cash Resources Total Approximately $5.0 Million or $0.45 per Share

Princeton, NJ – May 14, 2012 – Soligenix, Inc. (OTCBB: SNGX) (Soligenix or the Company), a development stage biopharmaceutical company, announced today its financial results for the quarter ending March 31, 2012.

Soligenix’s revenues for the quarter ending March 31, 2012 were $647,418 as compared to $808,005 for the first quarter of 2011. The decrease in revenues was related to a reduction in reimbursable costs from the Company’s Orphan Drug Grant covering a portion of its confirmatory Phase 3 clinical trial of orBec® in the treatment of acute gastrointestinal Graft-versus-Host disease (GI GVHD).

Soligenix’s net loss for the quarter ending March 31, 2012 was $1,438,755, or $(0.13) per share, as compared to $1,720,411, or $(0.16) per share for the quarter ending March 31, 2011, representing a decreased loss of $281,656. This decrease is primarily attributable to reduced spending resulting from the stoppage of the Phase 3 clinical trial of orBec® in acute GI GVHD.  This study was stopped in September 2011 and the Company has continued to incur minor costs associated with the close out of the clinical sites, data collection and analysis.

Research and development expenses for the quarter ending March 31, 2012 were $876,794 as compared to $1,372,804 for the quarter ending March 31, 2011. This decrease is primarily attributable to reduced spending in connection with the Phase 3 clinical trial of orBec®. General and administrative expenses for the quarter ending March 31, 2012 were $655,043, compared to $604,010 for the quarter ending March 31, 2011.

As of March 31, 2012, the Company’s cash position was approximately $5,320,000 with working capital of approximately $4,440,000.

Christopher J. Schaber, PhD, President and Chief Executive Officer of Soligenix stated, “In the first quarter of 2012 we saw meaningful progress in our Vaccine/BioDefense business segment particularly with our novel vaccine thermostabilization technology, ThermoVax™. We also continue to progress with development efforts of our oral BDP program for pediatric Crohn’s disease and plan to initiate a Phase 2A clinical trial this year. We remain committed to enhancing our product development pipeline through internal efforts and external strategic alliances. We look forward to reporting on further progress this year regarding our Vaccine/BioDefense programs.”

Soligenix’s Recent Highlight:

On April 25, 2012, the Company announced further progress in the development of ThermoVax™.  Prior results had indicated that the Company’s aluminum-adjuvanted ricin toxin vaccine, known as RiVax™, retained effectiveness and potency while stored at 40 degrees Celsius for one month combined with the ThermoVax™ technology. Confirmatory results have now extended these initial observations to more than three months when the vaccine is kept at 40 degrees Celsius. ThermoVax™ is able to produce stable and potent vaccine formulations by combining precise lyophilization technology with conventional aluminum adjuvants, secondary adjuvants (for rapid onset of immunity), and protein subunits.

About Soligenix, Inc.

Soligenix is a development stage biopharmaceutical company developing products to treat life-threatening side effects of cancer treatments and serious gastrointestinal diseases, and vaccines for certain bioterrorism agents. Soligenix’s lead product, orBec® (oral beclomethasone dipropionate), is a potent, locally acting corticosteroid that has been initially developed for the treatment of acute gastrointestinal Graft-versus-Host disease (GI GVHD), a common and potentially life-threatening complication of hematopoietic cell transplantation. Soligenix is also developing oral BDP for the prevention/treatment of other gastrointestinal disorders characterized by severe inflammation, including acute radiation enteritis (SGX201), which is the subject of a recently completed National Cancer Institute (NCI)-supported Phase 1/2 clinical trial and pediatric Crohn's disease (SGX203).

Through its BioDefense Division, Soligenix is developing countermeasures pursuant to the Project BioShield Act of 2004. Soligenix’s lead biodefense products in development are a recombinant subunit vaccine called RiVax™, which is designed to protect against the lethal effects of exposure to ricin toxin and VeloThrax™, a vaccine against anthrax exposure.  RiVax™ has been shown to be well tolerated and immunogenic in a Phase 1 clinical trial in normal volunteers. Both RiVax™ and VeloThrax™ are currently the subject of a $9.4 million National Institute of Allergy and Infectious Disease (NIAID) grant supporting development of new vaccine technology known as ThermoVax™. Soligenix is also developing OrbeShield™ for the treatment of gastrointestinal acute radiation syndrome (GI ARS) and has demonstrated statistically significant preclinical survival results in a canine GI ARS model.

For further information regarding Soligenix, Inc., please visit the Company's website at www.soligenix.com.

This press release contains forward-looking statements that reflect Soligenix, Inc.'s current expectations about its future results, performance, prospects and opportunities. Statements that are not historical facts, such as "anticipates," "believes," "intends," or similar expressions, are forward-looking statements. These statements are subject to a number of risks, uncertainties and other factors that could cause actual events or results in future periods to differ materially from what is expressed in, or implied by, these statements. Soligenix cannot assure you that it will be able to successfully develop or commercialize products based on its technology, particularly in light of the significant uncertainty inherent in developing vaccines against bioterror threats, manufacturing and conducting preclinical and clinical trials of vaccines, and obtaining regulatory approvals, that product development and commercialization efforts will not be reduced or discontinued due to difficulties or delays in clinical trials or due to lack of progress or positive results from research and development efforts, that it will be able to successfully obtain any further grants and awards, maintain its existing grants which are subject to performance, enter into any biodefense procurement contracts with the US Government or other countries, or that the US Congress may not pass any legislation that would provide additional funding for the Project BioShield program. These and other risk factors are described from time to time in filings with the Securities and Exchange Commission, including, but not limited to, Soligenix's reports on Forms 10-Q and 10-K. Unless required by law, Soligenix assumes no obligation to update or revise any forward-looking statements as a result of new information or future events.

Company Contact:

Joseph Warusz, CPA, MBA
Acting Chief Financial Officer
(609) 538-8200 | www.soligenix.com
Soligenix, Inc.
29 Emmons Drive, Suite C-10
Princeton, NJ 08540